ProPhase Labs Receives Nasdaq Notice

DOYLESTOWN, Pennsylvania – July 5, 2011 (PRNewswire). ProPhase Labs, Inc. (NASDAQ: PRPH) (“ProPhase Labs” or the “Company”) today announced that it received a letter from The Nasdaq Stock Market indicating that the Company is not in compliance with Nasdaq Listing Rule 5450(a)(1) (the "Bid Price Rule") because the closing bid price per share of its common stock has been below $1.00 per share for 30 consecutive trading days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company will be provided with 180 calendar days, or until December 27, 2011, to regain compliance with the Bid Price Rule. To regain compliance with the Bid Price Rule, the closing bid price of the Company's common stock must remain at $1.00 per share or more for a minimum of 10 consecutive trading days. The Company intends to actively monitor the bid price for its common stock between now and December 27, 2011, and will consider all available options to resolve the deficiency, including a reverse stock split, to regain compliance with the Bid Price Rule.

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer and manufacturer of the Cold-EEZE® family of lozenges and sugar free tablets clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE lozenges and fulfill other contract manufacturing opportunities.  ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”).  Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds.  The joint venture plans to formulate and test products to exploit market opportunities within ProPhase’s robust OTC distribution channels.

For more information, visit www.ProPhaseLabs.com.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions; government regulations; the ability of our new management to successfully implement our business plan and strategy; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively including our ability to maintain and increase our market share in the markets in which we do business; and our dependence on sales from our main product, Cold-EEZE, and our ability to successfully develop and commercialize new products.

Contact info:

Media Relations	Investor Contact
5W Public Relations	ProPhase Labs, Inc.
Ronn Torossian	Ted Karkus
ronn@5wpr.com	Chairman and CEO
(212) 999-5585	(215) 345-0919 x 0